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                                   Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)


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                                               Second Quarter Ended             Year-to-date Ended
(In thousands, except per share amounts)   Sept. 12, 1998  Sept. 6, 1997   Sept. 12, 1998  Sept. 6, 1997
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
Earnings per share - basic
  Income available to common shareholders        $ 39,900       $ 89,115         $ 91,698      $ 138,881
  Weighted average shares outstanding             120,753        124,118          120,645        129,740
  Earnings per share - basic                         $.33           $.72             $.76          $1.07


Earnings per share - diluted                     $ 39,900       $ 89,115         $ 91,698      $ 138,881

  Income available to common shareholders         120,753        124,118          120,645        129,740
  Dilutive impact of options outstanding            1,425          1,562            1,514            974
                                                  -------        -------          -------        -------
  Weighted average shares and potential
dilutive shares outstanding                       122,178        125,680          122,159        130,714
  Earnings per share - dilutive                      $.33           $.71             $.75          $1.06
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

Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.